Exhibit 99.1
hhgregg to Liquidate Assets

INDIANAPOLIS (April 7, 2017) - hhgregg, Inc. ("hhgregg" or the "Company") today announced that the United States Bankruptcy Court for the Southern District of Indiana approved the Company’s initiation of the process to liquidate the assets of the Company commencing on April 8, 2017. As previously announced, hhgregg executed a consulting agreement with a contractual joint venture comprised of Tiger Capital Group, LLC and Great American Group, LLC to conduct a sale of the merchandise and furniture, fixtures and equipment located at the Company’s retail stores and distribution centers.

“Since filing for financial protection under Chapter 11 of the Bankruptcy code on March 6, 2017, we have continued to fight for the future of our company. While we had discussions with more than 50 private equity firms, strategic buyers, and other investors, unfortunately, we were unsuccessful in our plan to secure a viable buyer of the business on a going-concern basis within the expedited timeline set by our creditors. We have, however, received and accepted a bid for liquidation of our assets. This process will begin Saturday, April 8, 2017,” said Bob Riesbeck, President and Chief Executive Officer for hhgregg.

The Company filed for Chapter 11 bankruptcy protection on March 6, 2017. The Company does not anticipate any value will remain from the bankruptcy estate for the holders of the Company’s common stock, although this will be determined in the continuing bankruptcy proceedings.

About hhgregg

hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 220 stores in 19 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Forward Looking Statements

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to hhgregg's intentions and plans to restructure hhgregg and the conduct of its business during and after such restructuring and statements regarding the hhgregg’s expectations concerning the bankruptcy process. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the "Risk Factors" section in the Company's Annual Report on Form 10-K for fiscal year 2016 filed May 19, 2016 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 filed on January 26, 2017. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Media Contacts:
hhgregg, Inc.
Lance Peterson, 317-848-8710
Vice President, Finance and Planning
investorrelations@hhgregg.com

Chantal Kowalski, 317-561-7022
Communications Manager
chantal.kowalski@hhgregg.com